Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan of American Residential Properties, Inc. of our report dated March 22, 2013, except for Note 11, as to which the date is April 22, 2013, with respect to the consolidated financial statements and schedules of American Residential Properties, Inc. included in its Registration Statement (Form S-11 No. 333-187450) and related prospectus of American Residential Properties, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 10, 2013